UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): June 22, 2022

LiqTech International, Inc.
(Exact name of registrant as specified in charter)

Nevada	001-36210	20-1431677
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

Industriparken 22C, 2750 Ballerup, Denmark
(Address of principal executive offices)

+45 3131 5941
(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.001 par value	LIQT	The Nasdaq Stock Market LLC

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 or Rule 12b-2 of the Securities Exchange Act of 1934.

Emerging growth company   ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the  Exchange Act.  ☐

Item 1.01 Entry into a Material Definitive Agreement.

On June 22, 2022, LiqTech International, Inc. (the “Company”) issued and sold senior promissory notes in an aggregate principal amount of $6.0 million (the “Notes”) and issued warrants to purchase 4,250,000 shares of common stock of the Company (the “Warrants”) to affiliates of Bleichroeder L.P., 21 April Fund, L.P. and 21 April Fund, Ltd. (together, the “Purchasers”), pursuant to a note and warrant purchase agreement entered into with the Purchasers (the “Note Purchase Agreement”). The Note Purchase Agreement contains customary representations, warranties, and covenants of the Company and Purchasers as detailed therein.

The Notes have a term of 24 months and do not bear interest during this period. However, if the notes are not repaid on or before the second anniversary of issuance, the Notes will thereafter bear interest of 10% per annum, which will increase by 1% each month the Notes remain unpaid, up to a maximum of 16% per annum, payable monthly.

The Warrants have an exercise price of $0.65 per share and a term of five years, and is exercisable for cash at any time. The Purchasers are entitled to resale registration rights under a registration rights agreement (the “Registration Rights Agreement”) for the shares of common stock issuable upon exercise of the Warrants.

Proceeds from the Notes, along with proceeds from the recent equity raise completed on May 19, 2022, were used to repay all amounts outstanding under the Company’s convertible note due 2023 issued to an affiliate of High Trail Capital on April 8, 2021, which totaled $13.5 million.

The foregoing description of the issuance and sale of the Notes and Warrants to the Purchasers is not complete and is qualified in its entirety by reference to the full text of the Note Purchase Agreement, form of Warrant, form of Note and Registration Rights Agreement, which are filed herewith as Exhibits 10.1, 4.1, 10.2 and 10.3, respectively.

Pursuant to an engagement letter (the “Engagement Letter”), dated as of June 9, 2022, by and between the Company and Lake Street Capital Markets, LLC (the “Placement Agent”), the Company engaged the Placement Agent to act as the Company’s exclusive placement agent in connection with the private placement of the Notes. Pursuant to the Engagement Letter, the Company agreed to issue to the Placement Agent warrants in the same form as the Warrants in an amount equal to 2.5% of the gross proceeds raised in the private placement. The Engagement Letter also contains customary indemnification provisions. The foregoing description of Engagement Letter is not complete and is qualified in its entirety by reference to the full text of the Engagement Letter, which is filed herewith as Exhibit 10.4.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

Information concerning the Company’s issuance of the Notes as set forth in Item 1.01 above is incorporated herein to this Item 2.03 by this reference.

Item 3.02 Unregistered Sales of Equity Securities.

The information provided in Item 1.01 above with respect to the issuance of Warrants to the Purchasers of the Notes and to the Placement Agent is incorporated herein by reference.

The Notes and the Warrants were issued to the Purchasers, accredited investors, in reliance on the exemption from registration provided by Section 4(a)(2) of the Securities Act of 1933 (the “Securities Act”) and Regulation D promulgated thereunder. The Company will rely on this exemption from registration based in part on representations made by the Purchasers in the Note Purchase Agreement. The Notes and the Warrants, and any shares issuable upon exercise of the Warrants, have not been registered under the Securities Act or applicable state securities laws and may not be offered or sold in the United States absent registration under the Securities Act or an exemption from such registration requirements.

Item 8.01 Other Events.

On June 23, 2022, the Company issued a press release announcing the closing of the offering of the Notes and Warrants. A copy of the press release is included as Exhibit 99.1 to this report.

Item 9.01.  Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Exhibit Title or Description

4.1	Form of Warrant
10.1	Note and Warrant Purchase Agreement, by and among the Company and the Purchasers
10.2	Form of Note
10.3	Registration Rights Agreement, by and among the Company and the Purchasers
10.4	Engagement Letter with Lake Street Capital Markets, LLC
99.1	Press Release dated June 23, 2022
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Current Report on Form 8-K to be signed on its behalf by the undersigned hereunto duly authorized.

LIQTECH INTERNATIONAL, INC.

Date: June 24, 2022	/s/ Simon Stadil
Simon Stadil
Chief Financial Officer